EXHIBIT 5.1

October 26, 2012
Cliffs Natural Resources Inc.
200 Public Square
Cleveland, Ohio 44114-2315

Re:    Cliffs Natural Resources 2012 Incentive Equity Plan
Ladies and Gentlemen:
I have acted as counsel for Cliffs Natural Resources Inc., an Ohio corporation (the “ Company ”), in connection with the Cliffs Natural Resources Inc. 2012 Incentive Equity Plan, as amended (“ Plan ”). In connection with the opinion expressed herein, I have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that:
The common shares, par value $0.125 per share, of the Company (the “ Common Shares ”) that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock option, restricted share or other applicable award agreements thereunder will be, when issued or delivered and sold in accordance with the Plan and such agreements, validly issued, fully paid and nonassessable, provided that the consideration received by the Company is at least equal to the par value of the Common Shares.
The opinion expressed herein is limited to the laws of the State of Ohio, as currently in effect, and I express no opinion as to the effect of the laws of any other jurisdiction. In addition, I have assumed that the resolutions, which authorize the Company to issue or deliver and sell the Common Shares pursuant to the Plan and the applicable award agreements, will be in full force and effect at all times at which the Common Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.
In rendering the opinion above, I have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Common Shares to be issued or delivered and sold pursuant to the Plan under the Securities Act of 1933, as amended (the “ Act ”). In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Carolyn E. Cheverine
Carolyn E. Cheverine
General Counsel - Corporate Affairs and Secretary